Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-239799 and 333-248576) of GreenBox POS of our report dated March 30, 2021, relating to the financial statements of GreenBox POS, as of December 31, 2020 and 2019 which appears in this Annual Report on Form 10-K.

Certified Public Accountants

Lakewood, CO

March 30, 2021